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                                                                   EXHIBIT 10.86

Mr. Philip Frey, Jr.
Chairman
Microsemi Corporation
2830 S. Fairview Street
Santa Ana, California 92704

Dear Phil:

        Re: Transition and Consulting Agreement

The purpose of this letter is to confirm a formal arrangement between Microsemi Corporation (MSC) and your transition from your role as Chairman, Chief Executive Officer and President of MSC to your continuing role as the Chairman of the Board of Directors (BOD) and new role as a Consultant to MSC.

Also this letter restates, amends and supersedes the version of this letter as previously signed on, before or about December 18, 2000.

As discussed with the BOD you will retire December 18, 2000, but continue to support MSC in a consulting role. The following items outline the specific terms and conditions that are applicable regarding this transition and your services as a consultant to MSC.

1. The consulting period shall be from December 18, 2000, and shall continue until, December 17, 2001.

2. In your consulting role, you shall provide consulting services as specified in writing by the BOD, or its designee. These assignments may cover a variety of projects, but will focus primarily on strategic planning, business acquisitions, disposition of certain assets and interface with key military and aerospace accounts. As a consultant, you are an independent contractor, responsible for the means and manner of your performance of these consulting services.

3. MSC agrees to pay you the sum of Twenty Five Thousand Dollars ($ 25,000) per month during the consulting period under this agreement.

4. At the date you retire you will receive pay out of all accrued vacation (1,574 hours) and Three Hundred and Ten Thousand Eight Hundred and Eighteen Dollars ($310,818) as payment of your Executive Performance Bonus for your fiscal year 2000 performance.

5. Based on your December 18, 2000 retirement date, you will receive the initial payment of benefits from the Microsemi Corporation Supplemental Executive Retirement Plan of One Hundred Sixteen Thousand Five Hundred and Fifty Six Dollars and ninety-six Cents ($116,556.96) on February 1, 2001.

6. MSC will provide you medical, dental and life insurance coverage during the consulting period of this Agreement through the company's benefits plan. You will not be eligible to participate in other benefit, bonus or compensations plans except as provided by your role on the Board of Directors and by your participation in the Microsemi Corporation Supplemental Executive Retirement Plan.
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7.  As part of the medical benefits commitment made by the BOD, the company will provide you a Medicare Supplemental Insurance policy effective January 1, 2002. This is a lifetime benefit in recognition of your long service and significant contributions as Chairman, President and CEO.

8. As part of this Agreement Microsemi Corporation agrees to pay the $34,000 premium for your existing life insurance policy for a period of twelve months starting with the date of your retirement.

9. It is understood you will be taking some personal time during this transition and may not be available for consulting assignments during the last two weeks of December and possibly some time in January.

10. All of the stock options granted to you through December 2000 will continue to vest until their expiration as provided in your stock option agreements, and to the extent that each such option agreement is vested or hereafter vests, it shall remain exercisable for a period ending on the earlier to occur of (a) the first anniversary of your death or (b) the latest expiration date specified in the option agreement (generally five years from the date of grant).

11. The Board of Directors will approve a resolution awarding you options for Ten Thousand (10,000) shares of MSC stock upon your retirement. The Board will also award you options for Five Thousand (5,000) shares of Microsemi Corporation stock annually, starting in 2002 as part of the recognition for your service and as long as you continue to serve as Chairman. Your service as Chairman will also include a Fifteen Thousand-Dollar ($15,000) quarterly retainer.

12. MSC shall pay you a $1,000 per month car allowance during the consulting period and reimburse you for reasonable expenses that are incurred as a result of the work performed by you outside of the Santa Ana, California area.

13. Payments made under this Agreement shall be at a rate commensurate with the value of the services or expenses described herein. These payments shall not include any amount, which will be used improperly by you to influence the actions of another person on MSC's behalf.

14. To the extent required by law, you shall have the rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), or any successor statute.

15. Excise Taxes. You will be financially responsible for any taxes imposed on you on account of payments by MSC to you; provided, however, that if all or
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    any portion of the amounts payable to you or on your behalf under this letter agreement or otherwise are subject to the excise tax imposed by
    Section 4999 of the Internal Revenue Code of 1986, as amended (or similar state tax and/or assessment), the Company shall pay you an amount necessary to place you in the same after-tax position as you would have been had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be grossed-up to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall initially be made by the independent accounting firm then employed by the Company. If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by you is greater than the amount initially so determined, then the Company (or its successor) shall pay you an amount equal to the sum of (1) such additional excise taxes, (2) any interest, fines and penalties resulting from such underpayment, plus (3) a gross-up amount necessary to reimburse you for any income, excise or other taxes payable by you with respect to the amounts specified in (1) and (2) above, and the reimbursement provided by this clause (3).

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16. Indemnification. For at least ten (10) years following the date of your retirement, you shall continue to be indemnified under the Company's Certificate of Incorporation and Bylaws at least to the same extent indemnification was available prior to the date of retirement and permitted by law, and you shall be insured under the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those applicable or made available by the Company to the then members of senior management of the Company. Independent of such provision, if at any time you are made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were a director or officer of the Company or serves or served any other corporation or entity fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, you shall be indemnified by the Company, and the Company shall pay your related expenses when and as incurred, all to the full extent permitted by law.

17. You shall deliver to MSC detailed reports and documentation if requested by the BOD or its designee. Your reports to MSC should disclose all work or services completed to date during the course of your assigned projects and shall be supported by appropriate documentation, such as graphs, computer programs, formulae, sketches, drawings, summaries and the like.

18. The liaison and general administration of this Agreement shall be through the BOD or its designee.

19. You shall maintain confidential and secret all MSC information which has been or may be disclosed to you as being confidential or secret in character, and you shall not disclose this information to any other person, firm or corporation. You shall also maintain as confidential MSC's "know-how" and future plans relating to the fields of endeavor in which you perform your services as part of this Agreement. The terms of this section shall survive indefinitely after any termination of the consulting period.

20. You represent and warrant that no part of the payment of any sums due and payable under this Agreement will in any way be paid or distributed to MSC or its subsidiaries and affiliates, or any of the directors, officers, employees or agents thereof.

21. The consulting period shall continue and is irrevocable during the initial term specified above. However, if the consulting period is extended, MSC may terminate this Agreement for its convenience upon ninety days (90) prior written notice. In such event, MSC's sole obligation shall be to pay you for any authorized work performed prior to the end of such notice period in the amounts as set forth in paragraphs 3, 6 and 12 above.

22. We agree to attempt to settle any dispute arising out of this Agreement, the execution thereof, or in connection therewith, through friendly consultation and negotiation in the spirit of mutual cooperation. However, if settlement cannot be reached within a reasonable time, then the dispute shall first be submitted to a mutually acceptable neutral advisor for Non-Binding Mediation. Neither of us shall unreasonably withhold acceptance of such advisor, and the party requesting such Mediation shall make the selection within thirty (30) days after written notice. Any disputes arising from this Agreement, which we cannot resolve in good faith within three (3) months of the date of the written request for Mediation, shall be submitted to an Arbitration Association consisting of retired judges for arbitration in accordance with its rules of procedure. The party seeking ADR as provided by this Agreement, agrees that the other party shall select the venue for such mediations and arbitration. We agree that the Arbitrator's award shall be final and binding upon us. During Arbitration, the terms and conditions of this Agreement shall be executed continuously by us except for matters in dispute. Each party shall be responsible for all costs associated with the preparation and representation by attorneys, or any other persons retained thereby, to assist in connection with

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    any such Alternative Dispute Resolution. However, all costs charged by the mutually agreed upon Alternative Dispute Resolution Entity, shall be equally shared by us.

23. This Agreement shall be binding upon and inure to the benefit of MSC's successors and assigns, and shall be binding upon and inure to the benefit of your heirs, legal representatives, successors and assigns.

24. The validity, construction and performance of this Agreement, and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California.

25. This Agreement shall not be assignable by you without MSC's prior written consent, and any purported assignment not permitted hereunder including full or partial assignment or delegation to any agent or subcontractor, shall be deemed void. This Agreement may be modified only by an instrument in writing and signed by you and duly authorized representatives of MSC Board of Directors. This document constitutes the entire Agreement between us with respect to the subject matter hereof, and supersedes all previous communications, representations, understanding and agreements either oral or written, between the parties or any official or representative thereof. The Agreement dated November 17, 1997 between the Company and you concerning generally a termination of your employment and change in control is hereby specifically terminated by written agreement effective as of the date of your retirement, and thereafter the Agreement dated November 17, 1997 shall be of no force or effect whatsoever.

26. In the event any court of competent jurisdiction determines that a particular provision of this Agreement is unenforceable and/or contrary to law, this will not affect the validity and enforceability of the other provisions of this Agreement in such jurisdiction, or the validity and enforceability of this Agreement as a whole in any other jurisdiction.

27. MSC's obligations under this Agreement shall not constitute the personal obligations of its shareholders, or of it's directors, officers, employees, consultants, agents or invitees, and you shall look only to the assets of MSC for the satisfaction of any liability with respect to this Agreement, and shall not seek recourse against its shareholders, or against its directors, officers, employees, consultants, agents, or invitees, or against their personal assets for such satisfaction.

28. Separate Counsel. You have been invited and given opportunity to engage separate and independent counsel to review or negotiate this Agreement, and you have either done so or chosen not to engage counsel.

Phil, we would like to personally thank you for your support and your many years of service to Microsemi Corporation, its customers, employees and shareholders. The corporation's success in large measure is a function of your many years of dedication, contribution and sacrifice. Much of what Microsemi has accomplished is a direct result of your efforts. You move into your new roles with the very best wishes from your colleagues, co-workers and the Board of Directors.

If you agree with the foregoing terms and conditions please so indicate by signing and dating one copy hereof at the place provided and return to us for our records.

Respectfully,

/S/  JAMES J. PETERSON                  /S/  JOSEPH M. SCHEER
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James J. Peterson                       Joseph M. Scheer
CEO and President                       Chairman, Compensation Committee

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CC:  John Holtrust, Corporate VP, Human Resources

                              AGREED AND ACCEPTED
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            By:   /S/  PHILIP FREY, JR.
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                  Philip Frey, Jr.


Date:   January 24, 2001

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